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                                                                   Exhibit 99(b)



           Participating subsidiaries in the Amended and Restated
        1985 Supplemental Employee Stock Purchase Plan for employees of certain subsidiaries.



The following subsidiaries of Raychem Corporation have been designated by the Administrator to participate in the Plan:


Raychem Ltd.
Raychem Aktiebolag
Raychem Canada Limited
Raychem del Peru, S.A.
Raychem Industrial Y Comercial Limitada
Raychem International
Raychem International Manufacturing Corporation
Raychem Produtos Irradiados Limitada
Raychem S.A. Industrial y Comercial
Raychem Technologias, S.A. de C.V.
Raychem Thai Limited
Raychem Uruguay S.A.
Raychem de Venezuela, C.A.
Raychem Technologies Ltd.



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